Exhibit 99.1

OTC Markets Group Welcomes Direct Selling Acquisition Corp. to OTCQX

NEW YORK – May 23, 2024 – OTC Markets Group Inc. (OTCQX: OTCM), operator of regulated markets for trading 12,000 U.S. and international securities, today announced Direct Selling Acquisition Corp. (OTCQX: DSAQ), a blank check company, has qualified to trade on the OTCQX® Best Market. Direct Selling Acquisition Corp. previously traded on the New York Stock Exchange

Direct Selling Acquisition Corp. begins trading today on OTCQX under the symbol “DSAQ.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

Trading on the OTCQX Market offers companies efficient, cost-effective access to the U.S. capital markets. Streamlined market requirements for OTCQX are designed to help companies lower the cost and complexity of being publicly traded, while providing transparent trading for their investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

About Direct Selling Acquisition Corp.

Direct Selling Acquisition Corp. is a blank check company incorporated on March 9, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have neither engaged in any operations nor generated any revenue to date (the “Company”). Based on the Company’s business activities, it is a “shell company” as defined under the Securities Exchange Act of 1934 (the “Exchange Act”) because it has no operations and nominal assets consisting almost entirely of cash.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX® Best Market, OTCQB® Venture Market and Pink® Open Market.

Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN and OTC Link NQB are each an SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC.

To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

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Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com